Exhibit (a)(1)(xi)


                                          CONTACT:  Michael Shapiro
                                                    Senior Vice President
                                                    Chief Financial Officer
                                                    Foodarama Supermarkets, Inc.
                                                    (732) 294-2270

FOR IMMEDIATE RELEASE

SAKER HOLDINGS CORP. AND FOODARAMA
ANNOUNCE RESULTS OF TENDER OFFER AND APPROVAL OF SHARE
EXCHANGE.

      Freehold, N.J., July 20, 2006 - Saker Holdings Corp. ("Saker Holdings") and Foodarama Supermarkets, Inc. (ASE-FSM) (the "Company" or "Foodarama") today announced the results of Saker Holdings' tender offer for all of the Company's outstanding shares of common stock not owned by a purchaser group led by Richard
J. Saker, President and CEO of the Company, Joseph J. Saker, Chairman of the Company, and six other members of the Saker family. Based upon a preliminary tally by American Stock Transfer & Trust Company, the depositary for the tender offer, 416,666 shares were validly tendered (and not properly withdrawn) in the tender offer prior to the offer's expiration at 12:00 midnight on July 19, 2006. These shares, together with shares held by members of the purchaser group, represent approximately 91% of the outstanding common stock of the Company.

      Foodarama also announced that at a special meeting of its shareholders held on July 19, 2006, shareholders approved the share exchange between Foodarama and its wholly owned subsidiary, FSM-Delaware, Inc., which had been proposed in connection with the tender offer. As a result of these events, Saker Holdings expects that all conditions to the purchase of shares in the tender offer will soon be satisfied, and it plans to close the financing it has arranged to purchase shares in the tender offer and proceed to accept and promptly pay for the shares tendered for purchase. Immediately after the tender offer is completed, Foodarama will implement the share exchange and each outstanding share of Foodarama common stock will be exchanged for one share of common stock of FSM-Delaware, Inc. The share exchange will be immediately followed by the merger of FSM-Delaware, Inc. with and into Saker Holdings Corp. Shareholders of Foodarama who did not tender shares in the tender offer, other than the members of the purchaser group, will receive $53 per share in cash for the shares of FSM-Delaware, Inc. they receive in the share exchange, subject to their right to seek appraisal rights under Delaware law. These transactions will result in Foodarama becoming a wholly owned subsidiary of Saker Holdings Corp. and ceasing to be a publicly traded company.

      The complete terms and conditions of the going private transaction are set forth in an Offer to Purchase, Letter of Transmittal, Proxy Statement/Prospectus and other related materials that have been filed with the Securities and Exchange Commission and distributed to Foodarama shareholders. This press release is not a substitute for such filings.

      Shareholders are urged to read such documents, together with the Solicitation/ Recommendation Statement on Schedule 14D-9 filed by Foodarama because they contain

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Certain information included in this press release and other Company filings
(collectively, the "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from expected results.
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important information. All such documents are available, free of charge, at the
SEC's website (www.sec.gov) or by contacting the information agent for the transaction, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 at (212) 929-5500 (Call Collect) or (800) 322-2885 (Call Toll-Free).

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A
SOLICITATION OF AN OFFER TO SELL SHARES OF FOODARAMA.

      The Company operates a chain of 26 supermarkets located in Central New Jersey, as well as two liquor stores and one garden center, all licensed as ShopRite. The Company also operates a central food processing facility to supply its stores with certain meat products, various prepared salads, prepared foods and other items, and a central baking facility which supplies its stores with bakery products. The Company is a member of Wakefern Food Corporation, the largest retailer-owned food cooperative warehouse in the United States and owner of the ShopRite name.

      This press release includes forward-looking statements within the meaning of federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to any proposed transaction, general economic conditions and other factors that may be identified in filings made with the SEC by the Company or the purchaser group.

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Certain information included in this press release and other Company filings
(collectively, the "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from expected results.
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